Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
917.262.2973
Kris King (Investors)
724.514.1813

Mylan’s Second Quarter 2011 Adjusted Diluted EPS Increases 41% to $0.52

2011 Adjusted Diluted EPS Guidance Range Tightened to $1.95 - $2.05

Completes $350 Million Share Repurchase Program

PITTSBURGH – July 27, 2011–Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three and six months ended June 30, 2011.

Financial Highlights

•	Adjusted diluted earnings per share (EPS) of $0.52 for the three months ended June 30 compared to $0.37 for the same prior year period;

•	Adjusted diluted EPS of $0.96 for the six months ended June 30 compared to $0.73 for the same prior year period;

•	Total revenues of $1.57 billion for the three months ended June 30 compared to $1.37 billion for the same prior year period;

•	Total revenues of $3.02 billion for the six months ended June 30 compared to $2.66 billion for the same prior year period;

•	On a GAAP basis, diluted EPS of $0.33 for the three months ended June 30 compared to $0.16 for the same prior year period;

•	On a GAAP basis, diluted EPS of $0.56 for the six months ended June 30 compared to $0.36 for the same prior year period;

•	Repurchased 14.8 million shares for approximately $350 million during the three months ended June 30, 2011.

Mylan’s Chairman and CEO Robert J. Coury commented: “Our results this quarter continue to be an excellent example of the strong diverse platform that we’ve created to be able to absorb inherent volatility, such as the continued macroeconomic environment in Europe, while at the same time forecast and deliver strong revenue and earnings growth. As 2011 becomes more clear, and even taking into consideration the continued headwinds in Europe, we are tightening our guidance range to $1.95 to $2.05 for adjusted diluted EPS.”

Coury continued: “More importantly, we remain extremely confident in our ability to achieve not only our current goals, but also our long-term growth targets of 15% and 20% growth in revenues and EPS, respectively, by the end of 2013. We believe 2012 especially is shaping up to be an exceptional year for Mylan due to the visibility around significant product launches, particularly in the U.S.”

John Sheehan, Mylan’s Chief Financial Officer said: “During the second quarter we completed our share repurchase program by purchasing approximately 14.8 million shares for a total of $350 million, thereby maintaining discipline with respect to the number of outstanding shares. Our continued strong cash flow generation enabled us to finance the repurchase program with cash on hand, while leaving us with sufficient resources to further de-lever and take advantage of the right strategic opportunities in the future.”

2011 Guidance

The company narrowed its forecasted range of adjusted diluted EPS to $1.95 - $2.05 from $1.90 - $2.10 for 2011. The remaining components of the company’s guidance, which were disclosed in the company’s February 24, 2011 earnings release, remain unchanged. Below, the company is providing an update of the exchange rates used in preparing both the original and revised guidance.

	Revised Guidance	Original Guidance
(currency per 1 USD)	Exchange Rates	Exchange Rates
Australian Dollar ($ / AUD)	1.05	.99
British Pound ($ / GBP)	1.62	1.58
Canadian Dollar (CAD / $)	.98	1.01
Euro ($ / EUR)	1.42	1.35
Indian Rupee (INR / $)	44.91	45.06
Japanese Yen (JPY / $)	81.20	83.95

Financial Summary

Total revenues for the quarter ended June 30, 2011 increased $205.3 million, or 15.0% to $1.57 billion from $1.37 billion in the comparable prior year period. Total revenues include both net revenues and other revenues from third parties. Third party net revenues for the current quarter were $1.57 billion compared to $1.36 billion for the prior year quarter, representing an increase of $213.8 million, or 15.8%. Other third party revenues for the current quarter were $3.5 million compared to $12.0 million in the prior year quarter, a decrease of $8.5 million. Revenues in the current quarter were favorably impacted by the effect of foreign currency translation, generally reflecting a weaker U.S. dollar as compared to the currencies of the other major markets in which Mylan operates. Translating third party net revenues for the current quarter at prior year comparative period exchange rates would have resulted in year-over-year growth in third party net revenues, excluding foreign currency, of $139 million, or approximately 10%.

A tabular summary of the Company’s revenues for the three months ended June 30, 2011 and 2010, is included at the end of this release.

Mylan has two segments, “Generics” and “Specialty”. Generics third party net revenues, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Asia Pacific were $1.44 billion in the current quarter, compared to $1.23 billion in the comparable prior year period.

Third party net revenues from North America were $749.1 million for the current quarter, compared to $588.8 million for the comparable prior year period, representing an increase of $160.3 million, or 27.2%. The increase in third party revenues was principally due to sales of new products and to a lesser extent, incremental revenue from the acquisition of Bioniche Pharma in September 2010, which together totaled approximately $214.9 million in the current quarter. New product revenue included Mylan’s launches of Budesonide (the generic version of AstraZeneca’s Entocort EC® capsules), Letrozole (the generic version of Novartis’ Femara® tablets) and Cyclobenzaprine Hydrochloride Extended-release (the generic version of Cephalon’s Amrix® capsules). These increases were partially offset by a decrease in revenue from existing products, principally as a result of lower pricing. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $378.7 million for the current quarter, compared to $378.6 million for the comparable prior year period. Foreign currency translation had a positive impact on sales for the current quarter, principally reflecting the weakening of the U.S. Dollar against the Euro. Translating current quarter third party net revenues from EMEA at prior year comparative period exchange rates would have resulted in a decline in third party net revenues, excluding the effect of foreign currency, of approximately $44 million, or 12%. This decrease was the result of competitive market conditions resulting in lower volume and pricing in a number of European markets in which Mylan operates, primarily France and Germany. These decreases were offset by continued market share gains in Italy, where local currency revenues increased. Local currency revenues from Mylan’s business in France declined as compared to the prior year period, due principally to a highly competitive market which has resulted in lower pricing and volume.

Sales in Asia Pacific are derived from Mylan’s operations in India, Australia, Japan and New Zealand. Asia Pacific third party net revenues were $310.9 million for the current quarter, compared to $265.1 million for the comparable prior year period, an increase of $45.8 million, or 17.2%. Foreign currency translation had a positive impact on sales for the current quarter, reflecting the strengthening of regional currencies against the U.S. Dollar. Excluding the effect of foreign currency, calculated as described above, the increase in third party net revenues was approximately $19 million, or 7%. This increase is primarily the result of a double digit local currency increase in sales of anti-retroviral finished dosage form generic products and higher sales of active pharmaceutical ingredients (API) by Matrix, Mylan’s subsidiary in India.

For the current quarter, Specialty reported third party net sales of $131.7 million, an increase of $7.7 million, or 6.2%, from the comparable prior year period of $124.0 million. This increase was the result of higher sales of Dey’s EpiPen® Auto-Injector, as a result of favorable pricing, and increased volumes related to Dey’s Perforomist® Solution.

Gross profit for the three months ended June 30, 2011, was $669.4 million and gross margins were 42.5%. For the three months ended June 30, 2010, gross profit was $541.9 million, and gross margins were 39.6%. Gross profit for the current quarter was impacted by certain purchase accounting related items recorded during the three months ended June 30, 2011, of approximately $87.2 million, which consisted primarily of amortization related to purchased intangible assets associated with acquisitions. Excluding such items, gross margins would have been approximately 48%. Prior year gross profit was also impacted by similar purchase accounting related items in the amount of $71.3 million. Excluding such items, gross margins in the prior year would have been approximately 45%. The increase in gross margins, excluding the items noted above, can be attributed to both Generics and Specialty. The improvement in the Generics Segment was a result of new product launches in North America, while the improvement in the Specialty Segment was primarily the result of favorable pricing, mainly on the EpiPen® Auto-Injector.

Earnings from operations were $280.5 million for the three months ended June 30, 2011, compared to $194.6 million for the comparable prior year period. Excluding the impact of purchase accounting related items in both periods, as mentioned above, earnings from operations increased to $367.7 million in the current quarter from $265.9 million in the comparable prior year period. This increase was driven by higher gross profit in the current year offset by increases in research and development expense (R&D) and selling, general and administrative costs (SG&A). Also included in the current quarter is $2.2 million of expense related to the settlement of litigation, compared to litigation related net charges of $12.1 million in the comparable prior year period.

Interest expense for the three months ended June 30, 2011, totaled $84.7 million, compared to $78.4 million for the comparable prior year period. The increase is primarily due to interest associated with the 2017, 2018 and 2020 Senior Notes debt offerings completed in 2010. Included in interest expense for the current quarter and the comparable prior year period are $12.4 million and $13.5 million, primarily related to the amortization of the discounts on our convertible debt instruments and 2018 Senior Notes, net of amortization of the premium on our 2020 Senior Notes.

Other (expense) income, net, was income of $7.2 million in the current quarter compared to expense of $15.2 million in the comparable prior year period. Other income, net, in the current quarter consists primarily of certain foreign exchange transaction gains and interest and dividend income. Included in the comparable prior year quarter were charges associated with the termination of certain interest rate swaps totaling $7.4 million and the write-off of previously deferred financing fees of $7.6 million, in conjunction with the debt offering in the quarter.

EBITDA, which is defined as net income (loss) (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $412.9 million for the quarter ended June 30, 2011, and $281.7 million for the comparable prior year period. After adjusting for certain items as further detailed below, adjusted EBITDA was $437.4 million for the current three-month period and $334.7 million for the comparable prior year period.

For the six months ended June 30, 2011, Mylan reported total revenues of $3.02 billion compared to $2.66 billion in the comparable prior year period. Third party net revenues for the six months ended June 30, 2011 were $3.01 billion compared to $2.63 billion for the comparable prior year period, representing an increase of $372.2 million, or 14.1%. Revenues were favorably impacted by the effect of foreign currency translation, generally reflecting a weaker U.S. dollar as compared to the currencies in other major markets in which Mylan operates. Translating third party net revenues at prior year exchange rates would have resulted in year-over-year growth in third party net revenues excluding foreign currency of $282 million, or approximately 11%.

Other revenues from third parties for the six months ended June 30, 2011, were $16.0 million compared to $26.3 million in the comparable prior year period, a decrease of $10.3 million.

A tabular summary of the company’s revenues for the six months ended June 30, 2011, and 2010, is included at the end of this release.

Generics third party net revenues were $2.78 billion for the six months ended June 30, 2011, compared to $2.43 billion in the comparable prior year period.

Third party net revenues from North America were $1.42 billion for the six-months ended June 30, 2011, compared to $1.14 billion for the comparable prior year period, representing an increase of $282.2 million, or 24.7%. The increase in third party revenues was principally due to sales of new products and, to a lesser extent, incremental revenue from the acquisition of Bioniche Pharma in September 2010, which together totaled approximately $316.1 million in the current year to date period. These increases were partially offset by lower revenues from existing products.

Third party net revenues from EMEA were $767.8 million for the six-month period ended June 30, 2011, compared to $785.5 million for the comparable prior year period, a decrease of $17.7 million, or 2.3%. Excluding the favorable effect of foreign currency, calculated as described above, the decrease was approximately $59 million, or 8%. This decrease was the result of competitive market conditions resulting in lower volume and pricing in a number of European markets in which Mylan operates, primarily France and Germany, offset by a strong performance in Italy.

In Asia Pacific, third party net revenues were $587.0 million for the six-month period ended June 30, 2011, compared to $501.2 million for the comparable prior year period, an increase of $85.8 million, or 17.1%. Excluding the favorable effect of foreign currency, calculated as described above, the increase was approximately $43 million, or 9%. This increase was primarily driven by higher third party sales at Matrix.

Specialty reported third party net revenues of $228.7 million, an increase of $22.0 million, or 10.6% over the comparable prior year period amount of $206.7 million. This increase was the result of higher sales of Dey’s EpiPen® Auto-Injector, as a result of favorable pricing, and increased volumes related to Dey’s Perforomist® Solution.

Gross profit for the six months ended June 30, 2011 was $1.26 billion and gross margins were 41.7%. For the comparable prior year period, gross profit was $1.06 billion and gross margins were 39.8%. Gross profit was impacted by certain purchase accounting related items recorded during the six months ended June 30, 2011, of approximately $173.9 million, which consisted primarily of amortization related to purchased intangible assets associated with acquisitions. Excluding such items, gross margins would have been approximately 47%. Prior year gross profit was also impacted by similar purchase accounting related items in the amount of $143.0 million. Excluding such items, gross margins in the prior year would have been approximately 45%. This increase in gross margin is primarily the result of new product launches in North America and favorable pricing on the EpiPen® Auto-Injector.

Earnings from operations were $492.1 million for the six months ended June 30, 2011, compared to $393.1 million for the comparable prior year period. Excluding the impact of purchase accounting related items in both periods, as mentioned above, earnings from operations increased to $666.1 million in the current six month period from $536.1 million in the prior year comparable period, mainly due to an increase in gross profit, partially offset by increases in R&D and SG&A expense. Also included in the current six-month period is $26.2 million of net expense related to the settlement of litigation. In the comparable prior year period, Mylan recognized net expense from litigation settlements of $12.8 million.

Interest expense for the six months ended June 30, 2011, totaled $169.1 million, compared to $152.4 million for the comparable prior year period. The increase is primarily due to interest associated with the 2017, 2018 and 2020 Senior Notes debt offerings completed in 2010. Included in interest expense for the current and the comparable prior year periods are $24.2 million and $24.4 million, primarily related to the amortization of the discounts on our convertible debt instruments and 2018 Senior Notes, net of amortization of the premium on our 2020 Senior Notes.

Other (expense) income, net, for the current six-month period was income of $10.5 million compared to expense of $14.2 million in the comparable prior year period.

EBITDA was $747.5 million for the six months ended June 30, 2011, and $583.8 million for the comparable prior year period. After adjusting for certain items as further discussed below, adjusted EBITDA was $823.5 million for the current six-month period and $657.7 million for the comparable prior year period.

During the three months ended June 30, 2011, the company completed the share repurchase program announced on May 3, 2011 by purchasing approximately 14.8 million shares of common stock for approximately $350 million. Strong cash flows from operating activities, which totaled approximately $189 million during the quarter, enabled Mylan to complete the share repurchase program with its available cash on hand.

Non-GAAP Financial Measures

Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expense and revenue items in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance, because the company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three and six months ended June 30, 2011 and 2010 (in millions, except per share amounts):

	Three months ended June 30,					Six months ended June 30,
	2011		2010			2011		2010
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$146.4	$0.33	$51.5		$0.16	$250.6	$0.56	$112.6		$0.36
Purchase accounting related amortization	87.2		71.3			173.9		143.0
Litigation settlements, net	2.2		12.1			26.2		12.8
Interest, primarily accretion of convertible debt discount	12.4		13.5			24.2		24.4
Financing related costs	—		15.0			—		15.0
Integration & other special items	13.5		18.4			30.7		30.5
Tax effect of the above items	(30.1)		(53.1)			(77.0)		(86.2)
Preferred dividend	—		34.8	(a)		—		69.5	(a)

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$231.6	$0.52	$163.5		$0.37	$428.6	$0.96	$321.6		$0.73

Weighted average diluted common shares outstanding (a)	445.4		439.6			446.9		438.4

(a)	Adjusted diluted EPS for the three and six months ended June 30, 2010, was calculated under the “if-converted method” which assumes conversion of the company’s preferred stock into 125.2 million shares of common stock, based on an average share price, and excludes the preferred dividend from the calculation, as the “if-converted method” is more dilutive.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three and six months ended June 30, 2011, and 2010 (in millions):

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
GAAP net earnings attributable to Mylan Inc. before preferred dividends	$146.4	$86.3	$250.6	$182.1
Add/(Deduct):
Net contribution attributable to the noncontrolling interest and equity method investees	0.5	0.6	0.9	(1.0)
Income taxes	56.0	14.0	82.0	45.3
Interest expense	84.7	78.4	169.1	152.5
Depreciation and amortization	125.3	102.4	244.9	204.9

EBITDA	$412.9	$281.7	$747.5	$583.8
Add Adjustments:
Stock-based compensation expense	10.9	8.3	21.2	15.6
Litigation settlements, net	2.2	12.1	26.2	12.8
Integration and other special items	11.4	32.6	28.6	45.5

Adjusted EBITDA	$437.4	$334.7	$823.5	$657.7

Conference Call

Mylan will host a conference call and live audio webcast today, Wednesday, July 27, 2011, at 10:30 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877.402.3913 or 817.382.5964 for international callers. A replay, available for approximately seven days, will be available at 855.859.2056 or 404.537.3406 for international callers with access pass code 82698144. To access a live audio webcast of the call, please log on to Mylan’s website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.

About Mylan

Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 150 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information about Mylan, please visit www.mylan.com. For more information about generic drugs, please visit www.ChoosingGenerics.com.

Forward Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the company’s future operations, its earnings expectations, its growth targets and anticipated product launches. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Report on Form 10-Q, for the period ended March 31, 2011, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the company’s control between the date of this release and the date that its Form 10-Q for the quarter ended June 30, 2011, is filed with the SEC could potentially result in adjustments to reported results. The company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Net revenues	$1,570,364	$1,356,543	$3,006,873	$2,634,648
Other revenues	3,513	11,993	15,961	26,261

Total revenues	1,573,877	1,368,536	3,022,834	2,660,909
Cost of sales	904,448	826,686	1,762,460	1,602,762

Gross profit	669,429	541,850	1,260,374	1,058,147

Operating expenses:
Research and development	72,494	66,787	147,804	128,084
Selling, general and administrative	314,220	268,373	594,215	524,134
Litigation settlements, net	2,244	12,104	26,210	12,838

Total operating expenses	388,958	347,264	768,229	665,056

Earnings from operations	280,471	194,586	492,145	393,091
Interest expense	84,654	78,402	169,064	152,449
Other (expense) income, net	7,218	(15,239)	10,470	(14,167)

Earnings before income taxes and noncontrolling interest	203,035	100,945	333,551	226,475
Income tax provision	56,049	14,012	82,020	45,272

Net earnings	146,986	86,933	251,531	181,203
Net (earnings) loss attributable to the noncontrolling interest	(540)	(705)	(910)	881

Net earnings attributable to Mylan Inc. before preferred dividends	146,446	86,228	250,621	182,084
Preferred dividends (a)	—	34,759	—	69,518

Net earnings attributable to Mylan Inc. common shareholders	$146,446	$51,469	$250,621	$112,566

Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.34	$0.17	$0.58	$0.37

Diluted	$0.33	$0.16	$0.56	$0.36

Weighted average common shares outstanding (a):

Basic	433,236	308,968	435,192	307,982

Diluted	445,391	314,407	446,932	313,177

(a)	The three and six months ended June 30, 2011 includes the effect of the Preferred Stock Conversion into approximately 125.2 million shares of Mylan common stock on November 15, 2010.

Mylan Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	June 30, 2011	December 31, 2010
Assets:
Current assets:
Cash and cash equivalents	$434,939	$662,052
Restricted cash	24,151	23,972
Marketable securities	31,199	29,085
Accounts receivable, net	1,441,378	1,157,081
Inventories	1,408,960	1,240,271
Other current assets	418,986	446,982

Total current assets	3,759,613	3,559,443
Intangible assets, net	2,444,268	2,501,150
Goodwill	3,758,911	3,599,334
Other non-current assets	2,042,983	1,876,877

Total assets	$12,005,775	$11,536,804

Liabilities:
Current liabilities	$2,521,057	$1,809,612
Long-term debt (b)	4,829,101	5,263,376
Other non-current liabilities	774,632	848,415

Total liabilities	8,124,790	7,921,403
Noncontrolling interest	12,216	13,522
Mylan Inc. shareholders’ equity	3,868,769	3,601,879

Total liabilities and equity	$12,005,775	$11,536,804

(b)	At June 30, 2011, long-term debt of approximately $646.8 million related to the Senior Convertible Notes and a portion of the Euro Tranche A and B Term Loans is now classified as a current liability.

Mylan Inc. and Subsidiaries

Summary of Revenues by Segment

(Unaudited; in millions)

	Three Months		Six Months
	Ended June 30, 2010		Ended June 30, 2010
	2011	2010	2011	2010
Generics:
Third party net sales
North America	$749.1	$588.8	$1,423.3	$1,141.2
EMEA	378.7	378.6	767.8	785.5
Asia Pacific	310.9	265.1	587.0	501.2

Total third party net sales	1,438.7	1,232.5	2,778.1	2,427.9

Other third party revenues	2.7	10.1	13.8	22.6

Total third party revenues	1,441.4	1,242.6	2,791.9	2,450.5

Intersegment revenues	0.4	1.5	0.8	31.9

Generics total revenues	1,441.8	1,244.1	2,792.7	2,482.4

Specialty:
Third party net sales	131.7	124.0	228.7	206.7
Other third party revenues	0.8	1.9	2.2	3.7

Total third party revenues	132.5	125.9	230.9	210.4
Intersegment revenues	17.4	17.2	34.3	33.7

Specialty total revenues	149.9	143.1	265.2	244.1

Elimination of intersegment revenues	(17.8)	(18.7)	(35.1)	(65.6)

Consolidated total revenues	$1,573.9	$1,368.5	$3,022.8	$2,660.9